UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 7, 2024

Nuvation Bio Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39351	85-0862255
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1500 Broadway, Suite 1401 New York, NY	10036
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (332) 208-6102

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.0001 par value per share	NUVB	The New York Stock Exchange
Redeemable Warrants, each whole warrant exercisable for one share of Common Stock at an exercise price of $11.50 per share	NUVB.WS	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective October 7, 2024 (the “Appointment Date”), the Board of Nuvation Bio Inc. (the “Company”) appointed Philippe Sauvage as the Company’s Chief Financial Officer and Principal Financial Officer.

Prior to joining the Company, Mr. Sauvage, 47 years old, served as Senior Vice President, Global Head of Operations and Access for Sanofi from 2020 to 2024. Mr. Sauvage also served Sanofi as Head of Commercial Strategy and Portfolio Marketing – DUPIXENT from 2019-2020, Chief Financial Officer for Sanofi-Genzyme and Sanofi North America from 2015-2019, and Chief Financial Officer – JPAC region from 2012-2015.

Philippe received a Research Masters degree in Macro-Economics from Panthéon-Sorbonne University and a Master of Science, Engineering degree from École Polytechnique. Mr. Sauvage also completed an elite Civil Servant Education in Corps des Mines at Mines ParisTech.

In connection with the appointment of Mr. Sauvage as Chief Financial Officer, the Compensation Committee of the Board approved the Company’s entry into an employment agreement (the “Employment Agreement”) with Mr. Sauvage, which includes the following terms: (i) an initial annual base salary of $510,000 per year (the “Initial Base Salary”), (ii) an annual discretionary bonus of up to 45% of the Initial Base Salary and (iii) an option to purchase up to 750,000 shares of the Company’s common stock (the “Option Award”), with 1/4th of the shares underlying the Option Award vesting and becoming exercisable on the one-year anniversary of the Appointment Date and 1/48th of the shares underlying the Option Award vesting and becoming exercisable on a monthly basis thereafter, among other benefits. Additionally, in the event Mr. Sauvage experiences an involuntary termination without cause, he would receive a cash severance in an amount equal to 12 months of base salary, as well as 12 months of COBRA health insurance reimbursement. Upon a termination without cause or a resignation for “good reason” (as defined in the Employment Agreement) within 12 months after a change in control of our company, Mr. Sauvage would be eligible to receive the cash severance and COBRA reimbursement described above, and also (1) a lump sum cash payment equal to 100% of target annual bonus and (2) full acceleration of vesting of any equity awards that are subject to vesting based solely on the passage of time. In connection with his appointment as Chief Financial Officer, Mr. Sauvage has entered into the Company’s standard form of indemnification agreement, a copy of which was filed as Exhibit 10.8 to the Company’s Registration Statement on Form S-4/A (File No. 333-250036) filed with the Securities and Exchange Commission on January 19, 2021.

No family relationships exist between Mr. Sauvage and any of the Company’s directors or other executive officers. There are no arrangements between Mr. Sauvage and any other person pursuant to which he was selected as an officer, nor are there any transactions to which the Company is or was a participant and in which Mr. Sauvage has a material interest subject to disclosure under Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NUVATION BIO INC.

Date: October 7, 2024	By:	/s/ David Hung
Name: David Hung Title: Chief Executive Officer